May 17, 2011

Securities and Exchange Commission

405 Fifth Street, NW

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01, and are in agreement with, the statements as they related to our firm being made by SinoCoking Coal and Coke Chemical Industries, Inc. in Item 4.01 of its Form 8-K filed with the SEC on May 17, 2011, captioned “Changes in Registrant’s Certifying Accountant.”  We have no basis to agree or disagree with the other statements contained therein.

/s/ Frazer Frost, LLP

135 South State College Boulevard, Suite 300 | Brea, California 92821 | 714.990.1040 | frazerfrost.com
Los Angeles and Visalia, CA
FRAZER FROST, LLP is an independent firm associated with Moore Stephens International Limited.